Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Announces Appointment of Mary L. Baglivo to Board of Trustees
-- Trustee Susan Givens to Retire from Board --

NEW YORK, NY, August 25, 2022 – Urban Edge Properties (NYSE: UE) today announced the appointment of Mary L. Baglivo to the Company’s Board of Trustees, effective September 1, 2022.

Ms. Baglivo is an experienced leader with an extensive career in retail, brand marketing, advertising, and higher education. She has held Chief Executive Officer roles at several leading global advertising and communication companies in addition to leading her own brand strategy and consulting firm, The Baglivo Group. She previously served as the CEO Americas at Saatchi & Saatchi, a global marketing and advertising agency. Prior to her role at Saatchi & Saatchi, Ms. Baglivo served as President at Arnold Worldwide, CEO at Panoramic Communications, COO North America at J. Walter Thompson, and CEO of Euro RSCG Tatham.

Ms. Baglivo currently serves as an independent director at Host Hotels and Resorts (NASDAQ: HST), the largest hotel real estate investment trust, and Ruth’s Chris Hospitality Group (NASDAQ: RUTH). Ms. Baglivo’s board experience also includes PVH Corp, owner of brands such as Tommy Hilfiger and Calvin Klein, where she was engaged in the company’s omni-channel innovation strategy. Ms. Baglivo has considerable experience with ESG initiatives and has served as a member of Corporate Responsibility Committees among her many board roles.

“We are delighted to welcome Mary to our Board,” said Jeff Olson, Chairman and CEO. “She brings a distinguished track record as a leader in the retail and advertising industries in addition to her expertise in sustainability and ESG initiatives. We look forward to her insights and perspective.”

The Company also announced that Susan Givens has informed the Company that she will retire from the Board, effective September 1, 2022, as the result of a new executive position that she has accepted. Board member Norman Jenkins, a seasoned executive with more than 25 years of real estate experience, will become Lead Trustee. He is currently the President and Chief Executive Officer of Capstone Development, a privately-held company he founded in 2009. Mr. Jenkins currently serves on the board of directors of Duke Realty (NYSE: DRE) and AutoNation, Inc. (NYSE: AN).

“We extend our thanks to Susan for her many contributions during her service on our Board,” said Jeff Olson. “We wish her continued success in her new role.”

ABOUT URBAN EDGE PROPERTIES

Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the New York metropolitan region. Urban Edge owns 76 properties totaling 17.2 million square feet of gross leasable area.